Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 30, 2014	TRADED: Nasdaq

LANCASTER COLONY SELLS CANDLE OPERATIONS
COLUMBUS, Ohio, Jan. 30 - Lancaster Colony Corporation (Nasdaq: LANC) announced that, as part of its strategic alternative review of nonfood operations, it has sold effectively all the net operating assets of its candle manufacturing and marketing operations. The buyer, identified through a competitive bidding process, is an affiliate of Centre Lane Partners, LLC, a New York private investment firm focused on making debt and equity investments in North American middle-market companies across a wide breadth of industries.
John B. Gerlach, Jr., chairman and CEO of Lancaster Colony, said, “We are pleased to reach a successful conclusion of the sales process for the candle operations as the divestiture is consistent with our long-term objective to concentrate our future effort and investment in the food sector.”
     Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.

Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the uncertainty regarding the extent of post-closing adjustments;

•	the buyer's compliance with its obligations under the transaction documents;

•	the final determination of any tax benefit we may realize from the transactions;

•	the final disposition of any retained liabilities;

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PAGE 2 -- LANCASTER COLONY SELLS CANDLE OPERATIONS

•	the effect, if any, on relationships with customers who have purchased both food and candle products from us;

•	the outcome of any litigation or arbitration; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	John L. Boylan, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
E-mail: ir@lancastercolony.com